Exhibit 99.1

ONE LIBERTY PROPERTIES REPORTS FIRST QUARTER

2016 RESULTS

– Company Continues to Execute on Long-Term Plan to Create Value Through Select Acquisitions and Sales –

GREAT NECK, New York, May 9, 2016 — One Liberty Properties, Inc. (NYSE: OLP), a real estate investment trust focused on net leased properties, today announced operating results for the quarter ended March 31, 2016.

“We started 2016 with the acquisition of two industrial properties for an aggregate purchase price of $17.1 million and the sale of a small portfolio of convenience store properties, as part of our ongoing efforts to enhance the quality of our well diversified income producing portfolio, commented Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty. “In furtherance of our pursuit of accretive acquisition opportunities, we entered into a contract, subject to customary closing conditions, to acquire a 132,000 square foot retail property located in Minneapolis, Minnesota for $14.3 million. In addition, as planned, we relet for ten years and for a 14% increase in rent, a 259,000 square foot industrial property that we had purchased in 2014 with a short-term lease. We remain committed to being judicious and disciplined in our efforts to raise and deploy capital to maximize the long-term growth of our cash flow to support and sustain an increasing dividend.”

Operating Results:

Rental income for the three months ended March 31, 2016 grew 8.6%, or $1.2 million, to $15.1 million, from $13.9 million for the three months ended March 31, 2015. The increase is due primarily to $1.6 million of rental income from seven properties acquired in 2015 offset by the loss of $632,000 of rental income from, among other items, the sale of the convenience store portfolio and the filing of Chapter 11 by a Pathmark supermarket tenant. At March 31, 2016, One Liberty’s occupancy rate is 98.6%.

Total operating expenses in the first quarter of 2016 increased $1.4 million, or 17.7%, to $9.3 million, from $7.9 million for the three months ended March 31, 2015. Approximately $796,000 of the increase is due to increases in real estate expenses and depreciation and amortization relating to properties acquired in 2015 and 2016, $245,000 relates to operating costs at the two properties at which tenants filed Chapter 11 and $217,000 relates to additional general and administrative expenses.

Net income attributable to One Liberty in the first quarter of 2016 was $3.3 million, or $0.18 per diluted share, compared to $7.9 million, or $0.48 per diluted share, in the first quarter of 2015. The change is due primarily to the inclusion in the 2015 period of the Company’s $3.4 million share of the income from the sale of the Cherry Hill, New Jersey property, a $960,000 non-cash purchase price fair value adjustment related to One Liberty’s acquisition of its partner’s 50% interest in an unconsolidated joint venture and $650,000 of lease termination income. The current quarter includes $407,000 of net income from the sale of a portfolio of eight convenience store properties.

Funds from Operations, or FFO, was $6.9 million, or $0.40 per diluted share, for the quarter ended March 31, 2016, compared to $6.9 million, or $0.42 per diluted share, in the corresponding period of 2015. The 2015 quarter includes lease termination income of $650,000, or $0.04 per diluted share. Adjusted Funds from Operations, or AFFO, was $7.5 million, or $0.44 per diluted share, for the quarter ended March 31, 2016, compared to $7.3 million, or $0.45 per diluted share, in the corresponding prior year period. FFO and AFFO were impacted on an absolute basis in the current quarter primarily by the loss of rental income from the convenience store portfolio and the loss of rental income and the inclusion of real estate tax expenses from the two properties at which the tenants filed Chapter 11. Per share FFO and AFFO were generally impacted in the current quarter by the changes in absolute FFO and AFFO described above and by the approximate 665,000 share increase in the weighted average number of shares outstanding due to share issuances pursuant to One Liberty’s at-the-market offering, dividend reinvestment and equity incentive programs. A reconciliation of GAAP amounts to non-GAAP amounts is presented with the financial information included in this release.

Balance Sheet:

During the quarter ended March 31, 2016, the Company obtained $23.4 million of gross proceeds from mortgage financings. This sum includes $12.2 million used to repay a mortgage that would have become due in May 2016. The $23.4 million mortgage debt bears a weighted average interest rate of 3.5% and its weighted average remaining term is 13.3 years.

At March 31, 2016, the Company had $10.5 million of cash and cash equivalents, total assets of $647.3 million, total debt of $351.1 million and total stockholders’ equity of $255.5 million.

At May 2, 2016, One Liberty’s available liquidity was approximately $57.1 million, including approximately $7.5 million of cash and cash equivalents (net of the credit facility’s required $3 million deposit maintenance balance) and $49.6 million available under its credit facility.

Non-GAAP Financial Measures:

One Liberty computes FFO in accordance with the “White Paper on Funds From Operations” issued by the National Association of Real Estate Investment Trusts (“NAREIT”) and NAREIT’s related guidance. FFO is defined in the White Paper as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus real estate depreciation and amortization (including amortization of deferred leasing costs), plus impairment write-downs of depreciable real estate and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. Since the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one REIT to another. One Liberty computes AFFO by adjusting FFO for straight-line rent accruals and amortization of lease intangibles, deducting lease termination fees and gains on extinguishment of debt and adding back amortization of restricted stock compensation, amortization of costs in connection with its financing activities (including its share of its unconsolidated joint ventures) and prepayment costs associated with mortgage debt.

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One Liberty believes that FFO and AFFO are useful and standard supplemental measures of the operating performance for equity REITs and are used frequently by securities analysts, investors and other interested parties in evaluating equity REITs, many of which present FFO and AFFO when reporting their operating results. FFO and AFFO are intended to exclude GAAP historical cost depreciation and amortization of real estate assets, which assumes that the value of real estate assets diminish predictability over time. In fact, real estate values have historically risen and fallen with market conditions. As a result, management believes that FFO and AFFO provide a performance measure that when compared year over year, should reflect the impact to operations from trends in occupancy rates, rental rates, operating costs, interest costs and other matters without the inclusion of depreciation and amortization, providing a perspective that may not be necessarily apparent from net income. Management also considers FFO and AFFO to be useful in evaluating potential property acquisitions.

FFO and AFFO do not represent net income or cash flows from operations as defined by GAAP. FFO and AFFO should not be considered to be an alternative to net income as a reliable measure of our operating performance; nor should FFO and AFFO be considered an alternative to cash flows from operating, investing or financing activities (as defined by GAAP) as measures of liquidity.

FFO and AFFO do not measure whether cash flow is sufficient to fund all of the Company’s cash needs, including principal amortization, capital improvements and distributions to stockholders. FFO and AFFO do not represent cash flows from operating, investing or financing activities as defined by GAAP.

Management recognizes that there are limitations in the use of FFO and AFFO. In evaluating the Company’s performance, management is careful to examine GAAP measures such as net income and cash flows from operating, investing and financing activities. Management also prepares and reviews the reconciliation of net income to FFO and AFFO.

Forward Looking Statement:

Certain information contained in this press release, together with other statements and information publicly disseminated by One Liberty Properties, Inc. is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. We intend such forward looking statements to be covered by the safe harbor provision for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for the purpose of complying with these safe harbor provisions. Information regarding certain important factors that could cause actual outcomes or other events to differ materially from any such forward looking statements appear in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 and in particular “Item 1A. Risk Factors” included therein. You should not rely on forward looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could materially affect actual results, performance or achievements.

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About One Liberty Properties:

One Liberty is a self-administered and self-managed real estate investment trust incorporated in Maryland in 1982. The primary business of the Company is to acquire, own and manage a geographically diversified portfolio consisting primarily of retail, industrial, flex and health and fitness properties, many of which are subject to long term leases. Many of the Company’s leases are “net leases”, under which the tenant is typically responsible for real estate taxes, insurance and ordinary maintenance and repairs.

Contact:

One Liberty Properties

Investor Relations

Phone: (516) 466-3100

www.onelibertyproperties.com

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ONE LIBERTY PROPERTIES, INC.

CONDENSED BALANCE SHEETS

(Amounts in Thousands)

	March 31,	December 31,
ASSETS	2016	2015
Real estate investments, net	$576,860	$562,257
Properties held-for-sale	-	12,259
Investment in unconsolidated joint ventures	11,076	11,350
Cash and cash equivalents	10,537	12,736
Restricted cash	1,031	1,074
Unbilled rent receivable	13,472	13,577
Unamortized intangible lease assets, net	28,988	28,978
Other assets	5,374	4,268
Total assets	$647,338	$646,499

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net of $3,425 and $3,373 deferred financing costs	$321,761	$331,055
Line of credit-outstanding, net of $464 and $506 deferred financing costs	29,386	17,744
Unamortized intangible lease liabilities, net	14,310	14,521
Other liabilities	24,595	20,753
Total liabilities	390,052	384,073

Total One Liberty Properties, Inc. stockholders' equity	255,452	260,495
Non-controlling interests in consolidated joint ventures	1,834	1,931
Total equity	257,286	262,426
Total liabilities and equity	$647,338	$646,499

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Rental income, net	$15,056	$13,894
Tenant reimbursements	1,288	782
Lease termination fee	-	650
Total revenues	16,344	15,326

Operating expenses:
Depreciation and amortization	4,185	3,734
General and administrative	2,609	2,392
Real estate expenses	2,175	1,334
Real estate acquisition costs	204	248
Federal excise and state taxes	76	74
Leasehold rent	77	77
Total operating expenses	9,326	7,859

Operating income	7,018	7,467

Other income and expenses:
Gain on sale of real estate, net	787	5,392
Purchase price fair value adjustment	-	960
Prepayment costs on debt	(423)	(568)
Equity in earnings of unconsolidated joint ventures	209	147
Other income	13	3
Interest:
Expense	(4,075)	(3,739)
Amortization and write-off of deferred financing costs	(244)	(455)

Net income	3,285	9,207
Net loss (income) attributable to non-controlling interests	2	(1,351)

Net income attributable to One Liberty Properties, Inc.	$3,287	$7,856

Net income per common share attributable to common stockholders-diluted	$0.18	$0.48

Funds from operations - Note 1	$6,883	$6,875
Funds from operations per common share-diluted - Note 2	$0.40	$0.42

Adjusted funds from operations - Note 1	$7,477	$7,322
Adjusted funds from operations per common share-diluted - Note 2	$0.44	$0.45

Weighted average number of common and unvested restricted shares outstanding:
Basic	16,997	16,338
Diluted	17,104	16,438

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ONE LIBERTY PROPERTIES, INC. (NYSE: OLP)

(Amounts in Thousands, Except Per Share Data)

	Three Months Ended
	March 31,
	2016	2015
Note 1:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$3,287	$7,856
Add: depreciation of properties	4,124	3,650
Add: our share of depreciation of unconsolidated joint ventures	224	93
Add: amortization of deferred leasing costs	61	84
Add: Federal excise tax relating to gain on sales	11	39
Deduct: gain on sales of real estate	(787)	(5,392)
Deduct: purchase price fair value adjustment	-	(960)
Adjustments for non-controlling interests	(37)	1,505
NAREIT funds from operations applicable to common stock	6,883	6,875

Deduct: straight-line rent accruals and amortization of lease intangibles	(761)	(302)
Deduct: lease termination fee income	-	(650)
Add (deduct): our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	11	(1)
Add: amortization of restricted stock compensation	666	577
Add: prepayment costs on debt	423	568
Add: amortization and write-off of deferred financing costs	244	455
Add: our share of amortization of deferred financing costs of unconsolidated joint ventures	7	8
Adjustments for non-controlling interests	4	(208)
Adjusted funds from operations applicable to common stock	$7,477	$7,322

Note 2:
NAREIT funds from operations is summarized in the following table:
GAAP net income attributable to One Liberty Properties, Inc.	$0.18	$0.48
Add: depreciation of properties	0.25	0.22
Add: our share of depreciation of unconsolidated joint ventures	0.01	0.01
Add: amortization of deferred leasing costs	-	-
Add: Federal excise tax relating to gain on sales	-	-
Deduct: gain on sales of real estate	(0.04)	(0.33)
Deduct: purchase price fair value adjustment	-	(0.06)
Adjustments for non-controlling interests	-	0.10
NAREIT funds from operations per share of common stock-diluted	0.40	0.42

Deduct: straight-line rent accruals and amortization of lease intangibles	(0.04)	(0.02)
Deduct: lease termination fee income	-	(0.04)
Add (deduct): our share of straight-line rent accruals and amortization of lease intangibles of unconsolidated joint ventures	-	-
Add: amortization of restricted stock compensation	0.04	0.04
Add: prepayment costs on debt	0.03	0.03
Add: amortization and write-off of deferred financing costs	0.01	0.03
Add: our share of amortization of deferred financing costs
of unconsolidated joint ventures	-	-
Adjustments for non-controlling interests	-	(0.01)
Adjusted funds from operations per share of common stock-diluted	$0.44	$0.45

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